Exhibit 10.11

EMPLOYMENT AGREEMENT

AGREEMENT effective as of May 1, 2018 between FREQUENCY ELECTRONICS, INC., Delaware Corporation, located at 55 Charles Lindbergh Boulevard, Mitchel Field, New York 11553 (the "Company") and DR. STANTON SLOANE who resides at 5 Heckscher Drive, Halesite, NY 11743 (the "Employee").

WHEREAS, the Company is engaged in the business of developing, manufacturing, assembling, acquiring, marketing and selling precision time and frequency control products for commercial wireless communication applications, both space and ground based, and for government and military use and applications including temperature, frequency and time control systems and devices, oscillators, solid state amplifiers, telemetry and strain gauge measurements, ovens for the same and other devices of similar nature; and

WHEREAS, the Employee has previously added value to the Company by providing his knowledge and expertise to the Company as a member of the Board of Directors of the Company (the "Board") and as Chief Operating Officer; and

WHEREAS, the Company desires to retain the special skill, training and experience of the Employee related to the business of the Company and appoint him as its President and Chief Executive Officer and the Employee agrees to said appointment;

NOW THEREFORE, the Company and the Employee hereby agree to enter into an employment agreement based upon the terms and conditions set forth below.

1.     Employment and Duties. The Company hereby engages the services of the Employee and the Employee hereby accepts such engagement by the Company as the President and Chief Executive Officer ("CEO") of the Company upon the terms and conditions stated herein. The job description of the Employee shall be that's set forth on Exhibit A attached hereto. The duties of the Employee shall be those normally, or otherwise, performed at the Company by the person with the job description of the Employee and, in addition, such other duties as the Board of Directors shall determine.

(a)

The Employee shall devote his entire time, attention and effort to the business of the Company and shall not during the term of his employment hereunder, engage in any other business, which shall interfere with his ability to perform his duties hereunder; provided that nothing herein contained shall be construed as preventing the Employee from investing his assets in any other business or entity which is not in competition with the business of the Company. The Employee agrees to perform all duties assigned to him, or required of him, hereby to the best of the Employee's ability and in a manner satisfactory to the Company. For Purposes of this Agreement, the words "entire time" shall mean the amount of time, as determined by the Board, reasonably required to perform his duties.

2.     Employment Compensation.  The Company shall compensate the Employee, as follows:

(a)	During the term of this Agreement (the "Term") as defined in Paragraph 3 of this Agreement, the Company shall pay the Employee a salary and bonus, as follows:

(i)	Base Salary. A base annual salary of Three Hundred Twenty-Five Thousand ($325,000) Dollars.

(ii)

Target Bonus. An annual target bonus in an amount not to exceed One Hundred (100%) Percent of the Employee’s Base Salary at the end of the applicable fiscal year which shall be payable only in the event the Company shows a profit for said fiscal year. The actual amount of the target bonus paid to the Employee, if any, shall be determined by the Board in its sole discretion pursuant to specific goals and directives established by the Board and shall be communicated to the Employee as soon as reasonably practicable after the end of the Company's fiscal year.

(iii)

The base salary shall be paid at the same as the Company regularly pays its employees and the Target Bonus, if any, shall be paid within one hundred twenty (120) days of the close of the applicable fiscal year of the Company.

(iv)

Each year that the Term is renewed, the Board shall conduct a Compensation review and, in their sole discretion, make adjustments to the Employee's compensation package consistent with the industry and the Employee's peer group.

(b)

Stock Appreciation Rights. During the Term, the Employee will be eligible to receive grants of equity subject to the terms of the Company’s Stock Award Plan (the "SA Plan"). Such equity grants, if any, will be made in the sole discretion of the Board and will be subject to the terms and conditions specified by the SA Plan. If required by applicable law with respect to transactions involving Company equity securities, the Employee agrees that use to his best efforts to comply with any duty that he may have to (i) timely report any such transactions and (ii) to refrain from engaging in certain transactions from time to time. The Company agrees to grant the Employee stock appreciation rights for Fifty-Five (55,000) Thousand Company shares as soon as practicable subsequent to the execution of this Agreement. Upon a termination of the Employee's employment under subparagraphs 6(a), 6(c) or 7(a) any unvested equity in any form issued to the Employee shall become one hundred (100%) percent vested.

(c)

Expense Reimbursement. During the Employee's employment as President and CEO and while this Agreement is in effect, the Employee will be reimbursed for all reasonable and necessary business expenses provided to other officers of the Company (including, but without limitation, travel expenses, .car and related expenses, Company American Express card for business related expenses) upon the properly completed submission of requisite forms and receipts to the Company. Such reimbursements shall be in compliance with. Company policy and any applicable laws and regulations.

(d)

Employee Insurance. The Company shall, during the Term of this Agreement, maintain insurance on the Employee's behalf similar to the insurance provided to the other officers of the Company including, without limitation, medical insurance, major medical insurance, disability benefits insurance and life insurance, at no additional cost to the Employee; and with the Company paying all of the premiums therefor ("Employee Insurance").

(e)

Life Insurance. In addition to the Employee Insurance and during the Term, the Employee shall be entitled to apply for and purchase additional life insurance coverage on his life and the Company shall reimburse him for the premiums for said coverage in an amount no to exceed Ten Thousand ($10,000) Dollars annually.

(f)	Tax Advice. The Company shall pay to the Employee an amount not to exceed Ten Thousand ($10,000) Dollars annually during the Term for tax and financial planning advice obtained by the Employee.

(g)	Other Reimbursement. The Company shall reimburse the Employee for any legal expense incurred by him for the review of this Agreement in an amount not to exceed Five Thousand ($5,000) Dollars.

3.     Term. The Term of this Agreement shall be deemed to commence as of the date first above written and shall end on the first anniversary of such date, subject to prior termination as provided in Paragraphs 6 and 7 of this Agreement, and provided, however, that this Agreement shall be automatically renewed thereafter for successive one (1) year terms ("Renewal Term(s)"). The Employee shall be deemed to have elected the automatic renewal for each Renewal Term, unless the Employee shall have provided a written notice to the Company at least ninety (90) days prior to the end of the Term or any Renewal Term.

4.     Inventions and Ideas. All right, title and interest in and to any and all ideas, inventions and improvements relating to methods, processes, designs or apparatus which the Employee may conceive, make or develop, either solely, jointly or in common with others during the Term or any Renewal Term hereof or within the twelve (12) months immediately following the termination of his employment with the Company, and which in anyway pertain to, or are useful in connection with, the Company's business shall belong to and be the sole property of the company.

5.     Disclosure. The Employee will promptly disclose any and all ideas, schemes, designs, processes, devices, inventions and improvements which pertain to or are useful in connection with the Company's business and which he may conceive, make, develop or discover (the "Intangibles") either solely, jointly, or in common with others to the Chairman of the Board. The Employee agrees upon request, and at the Company's expense, to execute all papers, and do all things that may be reasonably required, in order to vest and maintain in the Company all of the right, title and interest of the Employee in and to any and all of said Intangibles and the applications for patent and letters patent in connection with the same and any reissuances, renewals and/or extensions thereof.

6.     Termination of Employment. Termination of employment pursuant to the terms of this Agreement shall not be construed as a termination of the rights and obligations of the parties under this Agreement which are intended to apply subsequent to termination of employment herein.

(a)

The employment of the Employee hereunder shall automatically terminate, in the event of the death of the Employee during the Term or any Renewal Term hereunder as of the date of death. In the event the Employee becomes totally disabled during the Term or any Renewal Term hereof, the Company, at any time after the occurrence of such total disability and effective upon the giving of written notice to the Employee, shall be entitled to terminate the Employee's employment hereunder. The Company shall pay to the estate of the Employee in the event of his death or to the Employee in the event of termination through disability, all compensation due hereunder up to the date of termination of employment including a pro-rata portion of the Target Bonus he would have received under the provision of Paragraph 2(a)(ii) hereof for the Company's fiscal year during which the Employee's employment terminated; said amount to be paid within one hundred twenty (120) days of the close of the applicable fiscal year of the company. No other compensation or payments required to be paid under this Agreement shall be due under this Agreement in the event of total disability or death of the Employee, except as expressly otherwise provided for in this Agreement or except as provided for under the provisions of an employee benefit pension or welfare plan or equity plan maintained by the Company in which the Employee is a participant. For purposes hereof "total disability" shall mean:

(i)

The total disability as defined in any disability insurance policy maintained by the Company for the benefit of the Employee, or, if no disability insurance policy is being maintained by the Company at the time the determination of total disability is to be made, the continuous inability of the Employee because of bodily injury or sickness to perform the services required of him hereunder for a period of one hundred eighty (180) days or

(ii)

The total and irrevocable loss of the sight of both eyes, or the use of both hands or feet, or one hand one foot. Termination pursuant to the provisions of this subparagraph (a) based upon total disability or death shall not relieve the Company of its obligations as provided in subparagraphs (c) of this paragraph and paragraph 7(a); it being specifically agreed that all Severance Compensation (as hereinafter defined) shall continue to be paid to the Employee or his estate, as the case may be, if he is receiving the Severance Compensation at the time of his disability or death. Nothing contained in this paragraph shall be construed as relieving the Company from its obligation to maintain disability insurance for the benefit of the Employee, if it is provided on the date of this Agreement or at any time during the Term or any Renewal term hereof.

(b)

The Company may terminate the employment of the Employee hereunder for "Cause" (as defined below) at any time immediately upon written notice to the Employee and thereupon the Company shall pay to the Employee all compensation due to the Employee through the date of termination and the Company shall have no further obligation, under this Agreement, to pay compensation or make other payments to. the Employee. For purposes hereof "cause" shall include only:

(i)	The breach by the Employee of any of the material terms, covenants, provisions or conditions contained herein;

(ii)

The commission of any, crime or act of dishonesty by the Employee as against the Company including any act which materially adversely affects the Company and any material violation of any law of the United States or any rule or regulation of any agency of the United States Government concerning the business of the Company, provided it is proven beyond a reasonable doubt that the Employee had personal knowledge of the act and intended to commit the act, and provided, further, that if the Employee committed such act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to the commission of any crime, if he had reasonable cause to believe that his conduct was not unlawful, then such commission shall not constitute discharge for cause hereunder, and provided further, that termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not of itself, create a presumption that the

Employee did not act in good faith and in a manner which he reasonable believed to be in, or not opposed to, the best interests of the Company, or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful; or

(iii)

The commission of any willful, malicious, grossly negligent or reckless act by the Employee which is deemed, in the reasonable judgment of the Board, detrimental to the business, prospect or reputation of the Company; provided that any decision by the Board hereunder may not be arbitrary or capricious; or

(iv)

Notwithstanding any of the foregoing, the Board may make a finding with respect to any act of the Employee that is in the best interests of the Company that such act not be cause for termination. Furthermore, prior to the termination of the Employee's employment for Cause, the Company shall provide the Employee with a written notice setting forth in reasonable detail the circumstances constituting Cause and, if applicable, the conduct required of the Employee to cure the same. If the nature of the Cause is determined, in the sole discretion of the Company, to be curable the Employee shall have thirty (30) days from the date of his receipt of the written notice within which to effectuate a cure.

(c)

The Company may terminate the employment of the Employee hereunder upon seven (7) days written notice to the Employee for financial or any other business needs of the Company which shall be determined in the judgment of the Board which judgment shall not be arbitrary and capricious. Furthermore, the Employee may resign from employment during the term or renewal term for Good Reason, as described below. In the event of termination of the Employee's employment without cause or for good reason pursuant to this subparagraph 6(c), the Company shall pay to the Employee all compensation due hereunder up to the date of termination of employment including a pro-rata portion of the Target Bonus he would have received under the provision of Paragraph 2(a)(ii) hereof for the Company's fiscal year during which the Employee's employment terminated; In addition, the Company agrees to pay the Employee Severance Compensation pursuant to the provisions in paragraph 8.

For purposes hereof, Good Reason shall include only the following:

(i)	A material diminution in the Employee's Base Salary;
(ii)	A material diminution in the Employee's authority, duties or responsibilities;
(iii)	A material change in the geographic location at which the Employee is required to perform his services for the Company;

(iv)	If the Company has materially breached its obligations to the Employee under this Agreement.

For purposes hereof the Employee may resign his employment from the Company for any of the events of Good Reasons set forth above within sixty(60) days after the date of the occurrence of any of such events but his resignation for Good Reason shall not be effective unless the Employee provides written notice to the Company within thirty (30) days of the occurrence of the purported Good Reason event describing the basis and underlying facts supporting his belief that a Good Reason event has occurred. Upon providing said notice to the Company, a resignation for Good Reason hereunder will only be deemed to have occurred if the Company has not cured or remedied the Good Reason event within thirty (30) days after its receipt of the written notice.

(d)

In the event the Employee voluntarily terminates employment during the term or the Renewal Term he agrees to provide the Company with thirty (30) days advanced written notice of his intent to resign. Upon said voluntary termination the Company shall pay to the Employee only his accrued but unpaid base salary up to the effective date of his voluntary termination, any accrued but unpaid Target Bonus, and any amounts provided for under the terms of an employee benefit pension or welfare program maintained by the Company and in which the Employee is a participant.

7.     Change of Control.

(a)

If at any time during the Term or a Renewal Term, there is a change in control of the Company, as that term is defined below, the Employee shall have the right, within the six (6) month period following said change in control, and upon giving seven (7) days written notice to the Company, to terminate his employment hereunder, effective immediately upon receipt by the Company of such written notice; in which event, the Company agrees to pay to the Employee all compensation due hereunder up to the date of termination of employment including a pro-rata portion of the Target Bonus he would have received under the provision of Paragraph 2(a)(ii) hereof for the Company's fiscal year during which the Employee's employment terminated. In addition, the Company agrees to pay the Employee Severance Compensation pursuant to the provisions of paragraph 8.

(b)	For the purposes of this agreement a change in control of the company shall be deemed to have occurred if:

(i)	There shall be consummated any of the following: (A) any consolidation or merger if the Company is not the continuing or surviving corporation or pursuant to which shares of the

Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

(ii)	The stockholders of the company approve any plan or proposal for the liquidation or dissolution of the Company.

(iii)

Any person (as such term in used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall become the beneficial owner (within the meaning of Rule 13-d-3 under the Exchange Act) of 30% or more of the Company's outstanding common stock; or

(iv)

During any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

8.     Severance Compensation. In the event of termination of the Employee's employment under the provisions of subparagraphs 6(c) or 7(a) hereunder, the Company shall, in addition to any other amounts due to Employee under said subparagraphs, pay to the Employee an amount of Severance Compensation equal to two times the base salary paid to the Employee immediately before his termination of employment. Severance Compensation shall be payable over the one-year period following the Employee's termination of employment and shall be paid pro rata at each regular payroll period as the Company regularly pays its other employees commencing with the first pay period immediately following the Employee's termination of employment.

(iv)     Covenant Not to Compete. The Employee agrees that during the Term or any Renewal Term of employment hereunder, and during the entire period the Employee is receiving Severance Compensation under subparagraphs 6(c) or 7(a) and for a period of one year following (i) termination of employment due to disability pursuant to subparagraph 6(a), or (ii) the payment to the Employee of all of his Severance Compensation under subparagraphs 6(c) or 7(a), or (iii) the expiration of the Term of this Agreement and any Renewal Term thereafter, or (iv) termination of employment for any other reason including, without limitation, the voluntary termination by the Employee, or for cause pursuant to paragraph 6(b), the Employee will not in any capacity, directly or indirectly, own, manage, operate, control, be employed by, participate in, have a financial interest in or be connected in any manner with the ownership, management, operation or control of any business or entity which shall be in the business described in the first

"WHEREAS" clause above or which shall be otherwise similar to or in competition with the business of the Company on the date Employee receives or provides notice of termination, directly or indirectly, provided, that the Employee may own not more than one (1%) percent of the stock of a public corporation which competes with the business of the Company for passive investment purposes, so long as the Employee does not render services thereto, directly or indirectly.

10.    Disclosure of Information. The Employee recognizes and acknowledges that in connection with his employment with the Company, he will have access to valuable trade secrets and confidential information of the Company, including, among other things, manufacturing and other business methods and processes, engineering and design concepts processes and data, sources of supply, marketing and promotional techniques and financial information, and that these are special and unique assets of the Company's business which are made available to the Employee only in connection with the furtherance of his employment with the Company. The Employee agrees that he will not at any time, during or after his term of employment with the Company, disclose any of such information or any material information relating to the Intangibles, applications for patent and letters patent referred to in paragraph 5 above or any other confidential. information or trade secrets of the Company to any person, firm, corporation or other entity, directly or indirectly, or utilize same, for any reason or purpose whatsoever, except if the Company agrees in writing.

11.     Injunction. In the event of a breach or threatened breach by the Employee of the provisions of Paragraphs 4, 5, 9 or 10 above, the Company shall be entitled to an injunction restraining the Employee from (i) owning, managing, operating, controlling, being employed by, participating in, having a financial interest in or being in any way connected with a business of the type described in paragraph 9, directly or indirectly, or (ii) disclosing, utilizing or benefiting, directly or indirectly, from any of the information described in paragraph 5 above. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies which may be available to it for such breach or threatened breach, including recovery of damages.

12.     Taking of Property. The Employee agrees that under no circumstances will he take or otherwise appropriate any property of the Company or any property of which the Company is entitled hereunder such as drawings, notes, sketches, plans or any other documents or writings pertaining to work with respect to which the Company is or has been engaged without the written consent of the Company.

13.     Indemnification. The Employee agrees to indemnify and hold the Company harmless from any claim or liability asserted against it by any person or entity with which the Employee may have been previously employed (other than with a parent, subsidiary or affiliate of the Company).

14.     Governing Law; Jurisdiction. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York, and shall be deemed executed at the Company's place of business at 55 Charles Lindbergh Boulevard, Mitchel Field, Nassau County, New York. The parties consent to the jurisdiction of any state court located within the County of

Nassau or the United States District Court for the Eastern District of New York and agree that all actions or proceedings arising, directly or indirectly, from this Agreement shall be litigated only in courts having such situs; the parties waive personal service of any legal process upon them arising, directly or indirectly, from this Agreement and consent that service of process may be made by certified or registered mail, return receipt requested, directed to them at the addresses set forth herein or as may otherwise be designated by them in writing, and service so made shall be complete seven (7) days after receipt, as aforesaid. In any action or legal proceeding arising, directly or indirectly, from this Agreement, the Company waives trial by jury and the successful party in any such action or legal proceeding, shall be entitled to recover its reasonable counsel fees and the expenses of such litigation.

15.     Arbitration: Expenses. In the event of any dispute under● the provisions of this Agreement or any matter relating to the Employees' employment with the Company, other than a dispute in which the primary relief sought is specific performance of injunction, relating to the matters covered in Paragraph 11 above, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Nassau County, New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before an arbitrator selected by the Company and the Employee. Any award entered by the arbitrator shall be final and binding and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction in Nassau County, New York. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to add to, modify or amend any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of arbitration (including, without limitation, reasonable attorney's fees and expenses) and shall share the fees of the American Arbitration Association,

16.     Authority of Employee. The Employee may bind the Company to any obligation or incur expenses on behalf of the Company, consistent with the authority vested in the Employee in his capacity as an officer of the Company as specified on Exhibit A.

17.     Enforceability. Should any provision of this Agreement be held by a court of competent jurisdiction to be invalid or unenforceable the remaining provisions of this Agreement shall be enforced to the fullest extent permitted by law.

18.     Notices. Any notice or demand required or permitted to be given herein shall be in writing and shall be given either by personal delivery to the Employee, or an officer or director of the Company, as the case may be, or sent by postage prepaid, certified or registered mail, return receipt requested, or by facsimile or e-mail with a scanned or electronic signature to the addresses set forth herein or as may otherwise be designated by them in writing with a notice provided pursuant to this paragraph. Such notice or demand shall be deemed given when personally delivered or received.

19.     Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The rights and obligations of the Employee under this Agreement shall inure to his heirs, executors, administrators and estate. This Agreement may not be assigned by the Employee.

20.     Waiver, Modification, Etc. This Agreement may not be altered, amended, waived, changed, abandoned, modified, or discharged orally, but only by an agreement in writing executed by the Company and the Employee with the same formality hereof.

21.     Prior Agreements Revoked. This Agreement specifically revokes any and all prior employment agreements between the Company and Employee, whether written or oral.

22.     Recitals. The Recitals shall be deemed a part of this agreement.

23.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.     Headings. Headings are for convenience purposes only and shall not be used to interpret or construe the provisions contained herein.

25.     Code Section 409A.

(a)

This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisors shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Employee as a result of the application of Section 409A of the Code.

(b)

Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code ("Non-Exempt Deferred Compensation") would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a change in control or the Employee's disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such change in control, disability or termination of employment, as the case may be, meet any description or definition of "change in control event", "disability" or "separation from service", as the case may be, in Section

409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such. definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon. a change in control, disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant "change in control event", "disability" or "separation from service", as the case may be, or such later date as may be required by subparagraph (c) below; If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c)

Notwithstanding anything is this Agreement to the contrary, if any amount or benefit that would constitute Non-exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Employee's separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible. acceleration of payment by the Company under the Treasury Regulations promulgated under Section 409A of the Code:

(i)

The amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee's separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive's separation from service (or, if Executive dies during such period, within 30 days after Executives death) (in either case, the "Required Delay Period"); and

(ii)	The normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term "Specified Employee" has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that the Company's Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FREQUENCY ELECTRONICS, INC.

By:___________________________________

     Martin B. Bloch, Executive Chairman of

     the Board of Directors.

    ____________________________________

     Dr. Stanton Sloane, Employee

EXHIBIT A TO DR. STANTON SLOANE EMPLOYMENT AGREEMENT

JOB DESCRIPTION: PRESIDENT AND CHIEF EXECUTIVE OFFICER

The President and Chief Executive Officer oversees and is responsible for all Company operations, including but not limited to:

•	Corporate and business development

•	All personnel decisions

•	Financial operations

•	Research and development

•	Manufacturing

•	Engineering

•	Marketing

•	Sales
•	Public relations

•	Investor relations

Concurrent with these responsibilities, the President sets the standard for behavior expected of all employees.

;